UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 14, 2013

Date of Report (Date of Earliest Event Reported)

TILLY’S, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35535	45-2164791
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Whatney

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 609-5599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Bonus Plan. On March 14, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Tilly’s, Inc. (the “Company”) adopted the Fiscal 2013 Bonus Plan (the “Plan”). Under the Plan, participants are eligible to earn cash bonuses in an amount equal to a percentage of their base salary. Each named executive officer’s target bonus as a percentage of salary will be consistent with the prior fiscal year’s bonus plan. Each participant can earn up to a maximum bonus award equal to two times his or her target bonus if the Company achieves maximum performance. For each named executive officer other than our Chief Executive Officer, the amount of any bonus payment depends on the Company’s achievement of (i) a pre-set operating income target (excluding stock-based compensation charges) (the “Operating Income Target”), which is weighted at 75%, and (ii) a comparable store sales target, which is weighted at 25%. Consistent with his offer letter, our Chief Executive Officer’s bonus is based on the achievement of the Operating Income Target. In the event of performance between relevant performance thresholds, the cash bonuses will be determined using straight line linear interpolation.

Salary. On March 14, 2013, the Compensation Committee also approved fiscal 2013 base salaries of $330,000 for each of (i) Craig DeMerit, Vice President, Chief Information Officer and Chief Operating Officer, and (ii) Debbie Anker-Morris, Vice President and General Merchandising Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILLY’S, INC.

Date: March 19, 2013	By:	/s/ Christopher M. Lal
	Name:	Christopher M. Lal
	Title:	Vice President, General Counsel and Secretary